EXHIBIT 99.1

Vical Reports First Quarter 2009 Financial Results and Progress in Key Programs

SAN DIEGO, May 7, 2009 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the quarter ended March 31, 2009. Revenues increased to $2.3 million for the first quarter of 2009 from $1.9 million for the first quarter of 2008, primarily as a result of funding of Allovectin-7(r) Phase 3 trial activities under the company's license agreement with AnGes MG, Inc. Operating expenses declined to $10.6 million for the first quarter of 2009 from $12.0 million for the first quarter of 2008, primarily as a result of a strategic restructuring implemented in the fourth quarter of 2008.

The net loss was $8.2 million, or $0.20 per share, for the first quarter of 2009, compared with $9.6 million, or $0.24 per share, for the first quarter of 2008. Vical had cash and investments of $34 million at March 31, 2009, including approximately $5 million invested in long-term auction rate securities. The company's first quarter 2009 net cash burn was consistent with the company's prior guidance of a full-year 2009 net cash burn of between $19 million and $23 million.

Vical and U.S. Navy to Expedite Development of Swine Flu Vaccine

International attention in recent weeks has been focused on outbreaks of a new reassortant strain of A/H1N1 influenza, with more than a thousand reported cases in a growing number of countries around the world and 30 reported deaths, primarily in Mexico. The company announced yesterday that it has entered into a Cooperative Research and Development Agreement (CRADA) with the U.S. Naval Medical Research Center (NMRC), a biomedical research organization within the U.S. Navy, for the expedited development of a vaccine against the potentially pandemic H1N1 strain of type A influenza virus. Vical has secured the genetic sequence necessary to produce a DNA vaccine against the new strain and will have a prototype vaccine in hand within the next few days. Additional details will be provided in today's scheduled conference call as described below.

Additional 2009 Key Program Developments

Additional developments in the company's key programs to date in 2009 included:

 * Selection of Vaxfectin(r), the company's patented adjuvant, by R&D
   Directions editors for the magazine's 8th annual list of "100 Great
   Investigational Drugs" featured as the cover article in the March
   2009 issue;

 * Publication in the Journal of General Virology of data from preclinical studies identifying potential targets for development of a herpes simplex virus type 2 (HSV-2) vaccine, which will be evaluated with Vical's novel Vaxfectin(r) adjuvant under a previously disclosed grant; and

 * The second scheduled safety analysis by an independent Safety
   Monitoring Board and recommended continuation of the company's
   Phase 3 Allovectin-7(r) trial in patients with metastatic melanoma;

 * Receipt of a $2.3 million cash payment from AnGes MG, Inc., for continued funding of the company's AIMM trial;

 * Presentations of clinical results and future goals for the company's TransVax cytomegalovirus (CMV) and pandemic influenza vaccine programs at the 12th Annual Conference on Vaccine Research sponsored by the National Foundation for Infectious Diseases (NFID)
   and at the 5th WHO Meeting on Evaluation of Pandemic Influenza
   Prototype Vaccines in Clinical Trials;

 * Issuance of U.S. Patent No. 7,470,675 covering the composition, delivery and use of gene-based interferon-omega, which may help direct and control the immune system.

Anticipated program highlights for the remainder of 2009 include:

 * Complete enrollment by year-end 2009 of the planned 375 subjects in the company's AIMM trial;

 * Clinical results in the second quarter of 2009 from a Phase 2 trial of the company's TransVax CMV vaccine candidate for patients undergoing bone marrow or stem cell transplants;

 * Marketing approval in Japan for the company's licensee, AnGes MG,
   Inc., for Collategene, a treatment using DNA-based delivery of
   Hepatocyte Growth Factor (HGF), an angiogenic growth factor, for patients with advanced peripheral arterial disease or Buerger's disease;

 * An update by the company's licensee, sanofi aventis Group, on an ongoing Phase 3 trial for the DNA-based delivery of Fibroblast
   Growth Factor 1 (FGF-1), an angiogenic growth factor, intended to promote the growth of blood vessels in patients with reduced blood flow to the limbs to reduce the need for amputations; and

 * Full U.S. approval for the company's licensee, Merial Limited, a joint venture of Merck and sanofi-aventis, to market a therapeutic
   DNA vaccine designed to treat melanoma in dogs.

Conference Call

Vical will conduct a conference call and webcast today, May 7, at noon Eastern Time, to discuss with invited analysts and institutional investors the company's financial results, program updates and further details regarding A/H1N1 influenza. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (888) 600-4885, or (913) 312-0975 for international participants, and reference confirmation code 3954616. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (888) 203-1112, or (719) 457-0820 for international participants, and enter replay passcode 3954616. The call also will be available live and archived through the events page at www.vical.com. For further information, contact Vical's Investor Relations department by phone at (858) 646-1127 or by e-mail at info@vical.com.

About Vical

Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of the company's DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. The company is developing certain infectious disease vaccines and cancer therapeutics internally. In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources. These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and address significant unmet medical needs. Additional information on Vical is available at www.vical.com.

The Vical Incorporated logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5768

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include confirmation of net cash burn guidance, as well as statements about the Vical/NMRC CRADA, Vical's Allovectin-7(r), TransVax and pandemic influenza vaccine programs, Vical's Vaxfectin(r) adjuvant, and other independent and collaborative programs. Risks and uncertainties include whether Vical or others will continue development of Allovectin-7(r), TransVax, a vaccine against H5N1 or H1N1 pandemic influenza, the Vaxfectin(r) adjuvant, or any other independent or collaborative programs; whether external funding will become available to support development under the CRADA; whether Vical will successfully produce a prototype DNA vaccine against H1N1 soon, if at all; whether Vical and/or NMRC will terminate the CRADA before achievement of its objectives; whether Vical will complete enrollment of 375 subjects in the Allovectin-7(r) Phase 3 trial by year-end 2009, if at all; whether Vical will announce clinical results from the TransVax CMV vaccine Phase 2 trial in the second quarter, if at all; whether gene-based interferon-omega will be safe and effective at directing and controlling the immune system; whether Vical's issued patents will be challenged and, if so, whether Vical will successfully defend its patents; whether AnGes will receive marketing approval for Collategene in Japan in 2009, if at all; whether sanofi aventis will provide an update on its ongoing FGF-1 Phase 3 trial in 2009, if at all; whether Merial will receive full U.S. marketing approval for its melanoma vaccine for dogs; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

                          VICAL INCORPORATED
         Selected Condensed Financial Information (Unaudited)

                                                Three Months Ended
 Statements of Operations                            March 31,
                                            --------------------------
 (in thousands, except per share amounts)       2009          2008
                                            ------------  ------------

 Revenues:
   Contract and grant revenue               $       378   $       460
   License and royalty revenue                    1,872         1,480
                                            ------------  ------------
 Total revenues                                   2,250         1,940
 Operating expenses:
   Research and development                       6,221         6,594
   Manufacturing and production                   2,444         3,106
   General and administrative                     1,901         2,335
                                            ------------  ------------
 Total operating expenses                        10,566        12,035
                                            ------------  ------------
   Loss from operations                          (8,316)      (10,095)
   Net investment and other income                   72           530
                                            ------------  ------------
 Net loss                                   $    (8,244)  $    (9,565)
                                            ============  ============
 Basic and diluted net loss per share       $     (0.20)  $     (0.24)
                                            ============  ============
 Shares used to calculate basic
  and diluted net loss per share                 40,478        39,218
                                            ============  ============

 Balance Sheets                               March 31,   December 31,
 (in thousands)                                 2009          2008
                                            ------------  ------------
 Assets:
   Cash, cash equivalents, and marketable
     securities, including restricted       $    28,594   $    36,266
   Other current assets                           2,331         1,852
                                            ------------  ------------
 Total current assets                            30,925        38,118
 Long-term investments                            5,341         5,410
 Property and equipment, net                     10,269        10,734
 Other assets                                     4,568         4,795
                                            ------------  ------------
 Total assets                               $    51,103   $    59,057
                                            ============  ============

 Liabilities and stockholders' equity:
   Current liabilities                      $     7,911   $     7,974
   Long-term obligations                          2,455         2,469
   Stockholders' equity                          40,737        48,614
                                            ------------  ------------
 Total liabilities and stockholders'
  equity                                    $    51,103   $    59,057
                                            ============  ============

CONTACT:  Vical Incorporated
          Alan R. Engbring, Executive Director, Investor Relations
          Jill M. Broadfoot, Senior Vice President and
           Chief Financial Officer
          (858) 646-1127
          www.vical.com